EXHIBIT 99.1

Friday, January 23, 2026

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Appointment of New Board Member

Toano, Va., January 23, 2026 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the holding company for C&F Bank, announced today that its Board of Directors has appointed Dr. David H. Downs to serve as a director of the Corporation effective February 24, 2026.  Dr. Downs will also serve as a director of the Bank, where he has been a member of the C&F Central Virginia Advisory Board for over 12 years.

Dr. Downs is currently the Alfred L. Blake Endowed Chair Professor at Virginia Commonwealth University’s Department of Finance, Insurance and Real Estate and Director of The Kornblau Institute, which offers students and scholars a platform to research commercial and residential real estate. Dr. Downs’ research and curriculum focus on investments, financial regulation, valuation, and information economics. He previously served as an officer in the U.S. Navy’s Nuclear Submarine Program and worked at Booz Allen Hamilton in management consulting prior to his career in academia.

“We are fortunate to welcome Dr. Downs to our board of directors,” said Tom Cherry, President and Chief Executive Officer of the Corporation. “His expertise in real estate, investments, and risk management, combined with long-standing service to C&F and our communities, will be of great value to the Corporation.”

About C&F

C&F Bank operates 31 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.